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                                                                      EXHIBIT 11


                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)



                                                                        Year Ended September 30,

                                                                   1997           1996           1995
                                                                 --------       --------       --------
Primary:
   Average shares outstanding                                      96,034         85,429         83,966
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      average market price                                          6,166          7,733          4,052
                                                                 --------       --------       --------
   Total                                                          102,200         93,162         88,018
                                                                 --------       --------       --------
   Net income                                                    $114,808       $ 70,500       $ 51,104
                                                                 --------       --------       --------
   Per share amount                                              $   1.12       $    .76       $    .58
                                                                 ========       ========       ========

Fully Diluted:
   Average shares outstanding                                      96,034         85,429         83,966
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      quarter-end market price, if higher than
      average market price                                          7,847          8,488          6,271
   Assumed conversion of 5% convertible notes (1)                   9,517              -              -
                                                                 --------       --------       --------
   Total                                                          113,398         93,917         90,237
                                                                 --------       --------       --------
   Net income                                                    $114,808       $ 70,500       $ 51,104
   Add 5% convertble note interest, net
      of federal income tax effect (1)                              5,606              -              -
                                                                 --------       --------       --------
   Total                                                         $120,414       $ 70,500       $ 51,104
                                                                 --------       --------       --------
   Per share amount                                              $   1.06       $    .75       $    .57
                                                                 ========       ========       ========




(1) The convertible securities issued during May 1996 are not included in the fully diluted earnings per share calculation for the year ended September 30, 1996 because inclusion would have been anti-dilutive.